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                                                                       Exhibit 2

                                                                February 8, 1999
                                                                  Tempe, Arizona

                          GAMETECH INTERNATIONAL, INC.

                                 PROMISSORY NOTE



         Gametech International, Inc., a Delaware corporation ("PARENT"), for value received, promises to pay to Siblings Partners, L.P. (the "HOLDER") the principal sum of Nine Hundred Forty- Three Thousand Sixty-Five Dollars ($943,065). This Promissory Note shall not accrue interest. All principal shall be payable in sixty (60) equal installments payable monthly commencing on the first monthly anniversary of the date hereof with each such monthly installment date being referred to as a "Due Date."

                  Payment of principal shall be made in lawful money of the United States to the holder of this Note at Parent's principal offices or, at the option of Holder, at such other place in the United States as such Holder shall have designated to Parent in writing.

                  This Note is one of a duly authorized issue of Notes (the "NOTES") of Parent issued by Parent on or about February 8, 1999 pursuant to the Stock Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of February 8, 1999, by and among Parent, Bingo Technologies Corporation and the stockholders and indemnitors named therein.

                  The following is a statement of the other terms and conditions to which this Note is subject and to which the Holder, by the acceptance of this Note, agrees:

         1. PREPAYMENT. Parent shall have the right to prepay without penalty, in whole or in part, the unpaid principal due on this Note as of the date of such prepayment.

         2. EVENTS OF DEFAULT. Upon occurrence of any of the following events the Holder may declare an event of default ("EVENTS OF DEFAULT"):

                           (a)      Parent shall fail to pay within 15 days
following a Due Date thereof any scheduled payment of principal on this Note;

                           (b)      there should occur any receivership,
insolvency, assignment for the benefit of creditors, bankruptcy, dissolution, liquidation, or other winding up or similar proceeding of Parent (whether or not involving insolvency or bankruptcy proceedings); or

                           (c)      Parent makes a general assignment for the
benefit of its creditors or a receiver is appointed for substantially all the property of Company.


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         3.       REMEDIES UPON EVENTS OF DEFAULT.

                           (a)      In the event the Holder declares an Event of
Default, the Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights, and in connection with any such action or proceeding shall be entitled to receive from Parent payment of the amounts then due under this Note plus reasonable expenses of collection, including, without limitation, reasonable attorneys' fees and expenses.

                           (b)      If the Holder has declared an Event of
Default, the Holder may also declare the principal amount then outstanding to be immediately due and payable if (i) Parent shall have failed to pay installments for three consecutive Due Dates and such default has not been cured by Parent within five business days of Holder's notice and demand for payment, or (ii) Holder has declared an Event of Default pursuant to Section 2(b) or 2(c).

                           (c)      Upon the declaration of an Event of Default,
Parent waives presentment for payment, demand, protest, or other formalities of any kind, except only for those notice and demands provided herein.

                           (d) Upon declaration of an Event of Default, thiS
Note shall bear interest at a rate of 8% per annum on any amount not paid when due.

         4. AMENDMENT. Any provision of this Note may be amended or modified by written agreement of Parent and Holder. Any amendment shall be endorsed on this Note, and all future permitted Holders shall be bound thereby.

         5. PROHIBITION ON ASSIGNMENT OR PLEDGE. The Holder of this Note shall not be entitled to sell, transfer, gift, encumber or pledge this Note or any of the rights of the Holder hereunder, without the prior written consent of Parent.

         6. REPLACEMENT OF NOTE. Upon receipt by Parent or evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and of indemnity satisfactory to it, and upon reimbursement of Parent for all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note, if mutilated, Parent will make and deliver a new Note identical in form and substance to this Note (with a notation thereon of the date to which principal has been paid) and any such lost, stolen, destroyed or mutilated Note shall thereupon become void.

         7. HOLIDAYS. If any payment of principal on this Note shall become due on a Saturday, Sunday or on a public holiday under the laws of the State of Arizona, such payment shall be made on the next succeeding business day.

         8. GOVERNING LAW. This Note is being delivered in and shall be governed and constructed in accordance with the laws of the State of Arizona, without regard to principles of conflicts of law.

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         9. NOTICES. Any notice or other communication(except payment) required or permitted hereunder shall be in writing and shall be given in accordance with the provisions of Section 9.1 of the Purchase Agreement.

         10. HEADINGS. All headings and caption in this Note are for convenience only and shall be disregarded for the purpose of construing or interpreting the provisions of this Note.

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         IN WITNESS WHEREOF, Parent has caused this Note to be signed in its name this 8th day of February, 1999.


                                           GAMETECH INTERNATIONAL, INC.

                                           By:  /s/  Todd Myhre
                                               ----------------------------

                                           Name:  TODD MYHRE
                                                 --------------------------

                                           Title: CHIEF EXECUTIVE OFFICER
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